Exhibit for N-SAR Item 77I
Terms of new or amended securities.

Neuberger Berman International Equity Fund (formerly Neuberger Berman International Institutional Fund) (the Fund), issued Class R6 shares, a new class of shares, during the reporting period. A description of Class R6 is incorporated by reference to the Funds Class R6 prospectus filed with the Securities and Exchange Commission in EDGAR filing type 485B on December 11,
 2013 (0000898432-13-001452).













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